Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Wednesday, September 17, 2008

APOGEE SECOND QUARTER EARNINGS FROM CONTINUING OPERATIONS

INCREASE; FISCAL 2009 EARNINGS GUIDANCE REDUCED

MINNEAPOLIS, MN (September 17, 2008) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2009 second quarter earnings. Apogee provides distinctive value-added glass solutions for the architectural and picture framing industries.

SECOND QUARTER HIGHLIGHTS

•	Revenues of $245.0 million were up 13 percent from the prior-year period.

•	Operating income was $18.8 million, up 9 percent from the prior-year period.

•	Earnings from continuing operations were $0.43 per share versus $0.40 per share a year earlier.

•	Architectural segment revenues grew 15 percent, and operating income increased 6 percent versus the prior-year period.

•	Large-scale optical segment revenues declined 17 percent, and with higher operating margins, operating income declined just 4 percent compared to the prior-year period.

•	Net earnings were $0.43 per share versus $0.39 per share in the prior-year period.

•	Fiscal 2009 guidance: expected earnings from continuing operations are now $1.65 to $1.82 per share, down primarily due to project delays and two project cancellations.

Commentary

“Architectural segment revenue growth continued in the second quarter, and operating performance was strong in all segment businesses except architectural glass, where internal operational challenges impacted us throughout the quarter,” said Russell Huffer, Apogee chairman and chief executive officer.

“Our large-scale optical segment turned in a strong operating margin performance, while revenues were negatively impacted primarily by the elimination of less-profitable product lines and somewhat by soft picture framing market conditions,” he said. “In addition, the company continued to generate significant positive cash flow in the quarter.

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

“We are bringing down our fiscal 2009 full-year guidance due to softer and uncertain architectural market conditions that are resulting in project delays and cancellations in our architectural glass business, along with operational issues this business experienced in the second quarter,” said Huffer.

SEGMENT AND OPERATING HIGHLIGHTS

Architectural Products and Services

•	Revenues of $228.6 million were up 15 percent over the prior-year period.

•	Revenue growth came primarily from the storefront and entrance business acquired in December 2007, and from the architectural glass business.

•	Operating income was $15.2 million, up 6 percent from a year ago.

•

Operating margin was 6.7 percent, including the negative impact of operating challenges in the architectural glass business, somewhat offset by improved operating margins in the installation and window businesses. This compares to 7.3 percent in the prior-year period.

•

With the architectural glass business running at full capacity during the quarter, labor costs were higher than planned to overcome production bottlenecks while maintaining a focus on delivering complete, high-quality product orders on-time to customers.

•	Backlog was $446.7 million, compared to $405.4 million in the prior-year period and $491.0 million at the end of the first quarter.

•

Backlog declined for all businesses compared to the first quarter, due to slowing bid to award timing, cancellation of two casino projects and increasing competitive pressures in commercial construction markets.

•	Backlog continues to be balanced across all market segments.

•

Approximately $261 million, or 59 percent, of the backlog is to be delivered in fiscal 2009; approximately $157 million, or 35 percent, in fiscal 2010; and approximately $29 million, or 6 percent, in fiscal 2011.

Large-Scale Optical Technologies

•	Revenues of $16.3 million declined 17 percent compared to the prior-year period.

•	Elimination of less-profitable product lines was the primary cause of the decrease, along with soft picture framing market conditions.

•	Operating income was $3.5 million, down 4 percent compared to the prior-year period.

•	Operating margin was 21.3 percent, compared to 18.4 percent in the prior-year period.

•	Our best value-added framing glass products exceeded 50 percent of revenues for the fourth consecutive quarter, and the broader market is increasingly converting to value-added products.

Equity in Affiliates

•	There were earnings of $0.3 million from the PPG Auto Glass, LLC joint venture, compared to earnings of $1.5 million in the prior-year period.

•	Challenging aftermarket windshield market conditions and cost pressures impacted earnings.

Financial Condition

•

Long-term debt was $63.7 million, down from $73.4 million at the end of the first quarter and up from $58.2 million at the end of fiscal 2008. Debt declined from the first quarter as we continue to drive lower working capital requirements.

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•

Non-cash working capital (current assets, excluding cash, less current liabilities) was $72.8 million, compared to $83.5 million at the end of the first quarter and $69.7 million at the fiscal 2008 year end.

•	Year-to-date depreciation and amortization were $13.3 million, up 17 percent from the prior year period, due to new capacity depreciation and acquisition amortization.

•

Year-to-date capital expenditures were $39.2 million, compared to $26.0 million in the prior-year period. There was spending on productivity improvements and capacity expansions in both operating segments, including approximately $19 million for a new LEED-certified architectural window facility that opened in August.

•	Second-quarter share repurchases totaled approximately 300,000 shares at an average price of $16.32 per share, for a total of $4.9 million.

OUTLOOK

“In recent weeks, we’ve seen rapid changes in commercial construction markets, and are expecting our full-year earnings to be impacted by reduced volume due to project delays and a small number of cancellations, as well as the internal operational challenges in our architectural glass fabrication business that affected us in the second quarter,” said Huffer. “We do expect that improving operations in our window and installation businesses, and ongoing strong operating performance in our picture framing business will continue in the second half.

“Our outlook now is for earnings from continuing operations of $1.65 to $1.82 per share, compared to prior guidance of $1.82 to $1.94 per share,” he said. “We are encouraged that we will continue to grow our earnings and revenues, despite the uncertain market conditions affecting the timing of architectural projects, and operational challenges in our largest business.

“The non-residential market changes have caused some work to move out of the current fiscal year, and it appears we will not be able to fill in all open capacity that has been created due to the long selling cycle for much of our architectural glass and window work,” said Huffer. “At the same time, while bidding activity remains strong, future work is not filling in our backlog as quickly as we had anticipated because the time between project bids and awards seems to be growing. In addition, there are more U.S. competitors on mid-size to smaller projects, creating some pricing pressures.

“With the increasing uncertainty in commercial construction markets, we will be waiting until our third quarter release in mid December to update our fiscal 2010 outlook,” he said.

“For fiscal 2009, we have decreased our architectural segment revenue growth guidance to 11 to 14 percent, from 14 to 17 percent,” he said. “At the same time, we expect our architectural segment operating margin will range from 6.4 to 7 percent, down from prior expectations largely due to the architectural glass operating challenges, revenue declines and expected second-half cost increases, primarily for fuel and petroleum-based materials, somewhat offset by anticipated operating improvements in our installation and window businesses.

“Our picture framing business continues to convert customers to our best framing glass and acrylic products, allowing us to raise operating margin guidance for the year to approximately 22 percent, from previous guidance of 18 to 19 percent. We expect second half revenues and operating margin to be stronger than the first half, as we leverage the new capacity which has come on line at the beginning of the third quarter,” Huffer said.

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

“We believe that our markets offer significant longer-term opportunities, due to the increasing importance of green building, a sector demanding energy-efficient products that we supply, and the overall growth in the use of value-added products in commercial construction projects,” said Huffer. “Our goal is for Apogee, as a market leader with great products and services, to continue to outperform non-residential markets through the ups and downs of construction cycles.”

The following statements are based on current expectations for fiscal 2009. These statements are forward-looking, and actual results may differ materially.

•	Overall revenues for the year are expected to increase 9 to 12 percent (prior guidance was 12 to 15 percent).

•

Architectural segment revenues are expected to increase 11 to 14 percent, driven by the architectural glass business and the storefront and entrance business acquisition (prior guidance was 14 to 17 percent).

•	Large-scale optical segment revenues are expected to be down approximately 6 to 7 percent (prior guidance was down 3 percent).

•

Annual gross margins are expected to be approximately 21 percent (prior guidance was less than 22.5 percent); increased pricing and project margins are expected to offset increases in wages, health care, energy costs, materials and freight.

•	Selling, general and administrative expenses as a percent of annual sales are projected to be slightly more than 13 percent (prior guidance was slightly less than 14 percent).

•

Expected annual operating margins by segment are: architectural, 6.4 to 7 percent (prior guidance was 7.8 to 8.1 percent); and large-scale optical, approximately 22 percent (prior guidance was 18 to 19 percent).

•

Equity in affiliates, which reflects Apogee’s portion of the results of the PPG Auto Glass joint venture, is expected to have pre-tax earnings of approximately $1.5 million, including the anticipated sale of Apogee’s interest in the joint venture.

•	Full-year capital expenditures are projected to be approximately $60 million, including capacity expansions and productivity improvements in both operating segments.

•	Depreciation and amortization are estimated at approximately $30 million for the year.

•

Debt is expected to be $15 to $25 million at year end (prior guidance was $35 to $45 million), including expected cash proceeds of approximately $25 million from Apogee’s anticipated sale of its interest in the PPG Auto Glass joint venture.

•	The effective tax rate for the full year is anticipated to be 34 to 35 percent.

•	Fiscal 2009 earnings per share from continuing operations are expected to range from $1.65 to $1.82 (prior guidance was $1.82 to $1.94).

The discussion above, including all statements in the Outlook section, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen project delays and cancellations; ii) economic conditions, material cost increases and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability, execution or quality problems that could delay payments, increase costs, impact orders or lead to litigation; and iv) the segment’s ability to fully and efficiently utilize production capacity; and (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix; and iv) ability to utilize manufacturing facilities. Additional factors include: i)

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Apogee Enterprises, Inc.

revenue and operating results that are volatile; ii) self-insurance risk related to a material product liability event and to health insurance programs; iii) performance of the PPG Auto Glass, LLC joint venture; iv) management of discontinued operations exiting activities; v) cost of compliance with governmental regulations relating to hazardous substances; and vi) foreign currency risk related to certain discontinued operations. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended March 1, 2008.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Apogee will host a teleconference and webcast at 10 a.m. Central Time tomorrow, September 18. To participate in the teleconference, call 1-800-901-5213 toll free or 617-786-2962 international, access code 95185448. The replay will be available from noon Central Time on Thursday, September 18 through midnight Central Time on Thursday, September 25 by calling 1-888-286-8010 toll free, access code 56538405. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

•

Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Linetec, a paint and anodizing finisher of window frames and PVC shutters; and Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products.

•	Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom picture framing market and commercial optics.

(Tables follow)

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries Consolidated Condensed Statement of Income (Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended August 30, 2008	Thirteen Weeks Ended September 1, 2007	% Change	Twenty-six Weeks Ended August 30, 2008	Twenty-six Weeks Ended September 1, 2007	% Change
Net sales	$244,970	$217,673	13%	$483,439	$427,558	13%
Cost of goods sold	196,433	170,810	15%	385,904	337,807	14%

Gross profit	48,537	46,863	4%	97,535	89,751	9%
Selling, general and administrative expenses	29,740	29,598	0%	62,104	57,520	8%

Operating income	18,797	17,265	9%	35,431	32,231	10%
Interest income	232	237	-2%	470	447	5%
Interest expense	334	689	-52%	826	1,141	-28%
Other income (expense), net	50	(32)	N/M	121	(12)	N/M
Equity in income (loss) of affiliated companies	293	1,493	-80%	(86)	1,476	N/M

Earnings from continuing operations before income taxes	19,038	18,274	4%	35,110	33,001	6%
Income taxes	6,747	6,487	4%	12,540	11,489	9%

Earnings from continuing operations	12,291	11,787	4%	22,570	21,512	5%
(Loss) earnings from discontinued operations	(74)	(313)	76%	(151)	1,658	N/M

Net earnings	$12,217	$11,474	6%	$22,419	$23,170	-3%

Earnings per share - basic:
Earnings from continuing operations	$0.44	$0.42	5%	$0.80	$0.76	5%
(Loss) earnings from discontinued operations	$—	$(0.02)	N/M	$—	$0.06	NM
Net earnings	$0.44	$0.40	10%	$0.80	$0.82	-2%

Average common shares outstanding	27,992,112	28,385,538	-1%	28,102,744	28,267,707	-1%

Earnings per share - diluted:
Earnings from continuing operations	$0.43	$0.40	7%	$0.79	$0.74	7%
(Loss) earnings from discontinued operations	$—	$(0.01)	N/M	$—	$0.06	-100%
Net earnings	$0.43	$0.39	10%	$0.79	$0.80	-1%

Average common and common equivalent shares outstanding	28,441,027	29,197,737	-3%	28,549,286	29,041,349	-2%

Cash dividends per common share	$0.0740	$0.0675	10%	$0.1480	$0.1350	10%

Business Segments Information (Unaudited)

	Thirteen Weeks Ended August 30, 2008	Thirteen Weeks Ended September 1, 2007	% Change	Twenty-six Weeks Ended August 30, 2008	Twenty-six Weeks Ended September 1, 2007	% Change
Sales
Architectural	$228,631	$198,084	15%	$449,351	$386,311	16%
Large-scale Optical	16,340	19,594	-17%	34,089	41,249	-17%
Eliminations	(1)	(5)	80%	(1)	(2)	50%

Total	$244,970	$217,673	13%	$483,439	$427,558	13%

Operating income (loss)
Architectural	$15,246	$14,392	6%	$30,089	$25,977	16%
Large-scale Optical	3,475	3,605	-4%	6,746	7,532	-10%
Corporate and other	76	(732)	N/M	(1,404)	(1,278)	-10%

Total	$18,797	$17,265	9%	$35,431	$32,231	10%

Consolidated Condensed Balance Sheets

(Unaudited)

	August 30, 2008	March 1, 2008
Assets
Current assets	$249,082	$259,229
Net property, plant and equipment	203,113	176,676
Other assets	124,402	127,603

Total assets	$576,597	$563,508

Liabilities and shareholders’ equity
Current liabilities	$170,787	$177,315
Long-term debt	63,700	58,200
Other liabilities	44,120	43,411
Shareholders’ equity	297,990	284,582

Total liabilities and shareholders’ equity	$576,597	$563,508

N/M = Not meaningful

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Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Twenty-six Weeks Ended August 30, 2008	Twenty-six Weeks Ended September 1, 2007
Net earnings	$22,419	$23,170
Net loss (earnings) from discontinued operations	151	(1,658)
Depreciation & amortization	13,305	11,414
Stock-based compensation	3,522	3,587
Results from equity investments	86	(1,476)
Other, net	(1,049)	(2,487)
Changes in operating assets and liabilities	1,047	1,967

Net cash provided by continuing operating activities	39,481	34,517

Capital expenditures and acquisition of intangible assets	(39,235)	(26,030)
Proceeds on sale of property	84	27
Acquisition of businesses, net of cash acquired	(24)	—
Net sales (purchases) of marketable securities	1,141	(1,863)

Net cash used in investing activities	(38,034)	(27,866)

Net proceeds from (payments on) long-term debt and revolving credit agreement	5,500	(11,100)
Stock issued to employees, net of shares withheld	(2,363)	3,066
Repurchase and retirement of common stock	(8,060)	—
Dividends paid	(4,246)	(3,908)
Other, net	1,219	2,107

Net cash used in financing activities	(7,950)	(9,835)

Cash (used in) provided by discontinued operations	(231)	7,308

(Decrease) increase in cash and cash equivalents	(6,734)	4,124
Cash and cash equivalents at beginning of year	12,264	6,187

Cash and cash equivalents at end of period	$5,530	$10,311

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com